LAW OFFICES

MOHR, HACKETT, PEDERSON, BLAKLEY & RANDOLPH, P.C.

ROBERT C. HACKETT
ARTHUR W. PEDERSON
THOMAS K. CHENAL
M. MAUREEN ANDERS
AZIM Q. HAMEED
THOMAS M. QUIGLEY
DANIEL P. BEEKS
DANIEL J. KILEY
DAVID M. KOZAK
DEANIE J. REH
WALID A. ZARIFI
ADRIENNE M. FAITH

OF COUNSEL:
DOUGLAS R. CHANDLER
DAVID W. DOW
MICHELE M. FEENEY

SUITE 1100
2800 NORTH CENTRAL AVENUE
PHOENIX, ARIZONA  85004-1043
PHONE: (602) 240-3000
FACSIMILE:  (602) 240-6600

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7047 EAST GREENWAY PARKWAY
SCOTTSDALE, ARIZONA  85254-8110
PHONE:  (480) 624-2710
FACSIMILE:  (480) 624-2029

www.MohrHackett.com

PLEASE REPLY TO
PHOENIX OFFICE
DKozak@mhplaw.com

GORDON A. MOHR
JOHN M. RANDOLPH
PETER N. SPILLER
GREGORY W. FALLS
THOMAS C. AXELSEN
MICHAEL W. WRIGHT
CAROLYN R. MATTHEWS
NATHANIEL B. ROSE
MATTHEW J. KELLY
DAVID W. GARBARINO
JAMEY G. ANDERSON

_________
WILLIAM C. BLAKLEY
(1946-1987)
_________

May 30, 2007

MedCom USA, Incorporated
7975 N. Hayden Rd., Suite D333
Scottsdale, AZ 85258

Re:	Distribution of Card Activation Technologies, Inc. Shares to MedCom USA, Incorporated Shareholders

Ladies and Gentlemen:

We have acted as special and limited tax counsel to MedCom USA, Incorporated, a Delaware corporation (“MedCom”), in connection with the distribution by MedCom of 86,770,504 shares of $0.00001 par value common stock of Card Activation Technologies, Inc., a Delaware corporation (“CAT”) to MedCom shareholders.  We do not represent either MedCom or CAT for all purposes or with respect to all matters in which they or each of them are or may be involved.  We have not represented either MedCom or CAT in connection with their original formations, organizations or operations.  This opinion is provided at the request of and with permission from MedCom and CAT.

1.           Historical Background.  MedCom created CAT by filing a Certificate of Incorporation for CAT with the State of Delaware, Secretary of State, Division of Corporations, on August 29, 2006.  In connection with its formation, CAT issued 144,770,504 shares of its $0.00001 par value common stock to MedCom in exchange for MedCom assigning to CAT U.S. Patent Number 6,032,859 (the “Patent”) as MedCom’s capital contribution in and for consideration of the 144,770,504 shares.  Effective for shareholders of record of MedCom as of December 15, 2006, MedCom declared a dividend of 86,770,504 shares of CAT stock be distributed March 1, 2007.

2.           Documents Reviewed.  For purposes of the opinions expressed in this letter, we have examined copies of what have been represented to us as being executed originals of the following documents:

2.1  MedCom's Certificate of Incorporation and Certificates of Amendment or Amendments thereto dated September 19, 1991, July 21, 1993, February 28, 1994, October 31, 1994, June 9, 1995, February 16, 1998, October 14, 1999, and June 27, 2000.

2.2	MedCom’s Bylaws.

2.3	CAT’s Certificate of Incorporation.

2.4	CAT’s Bylaws.

2.5	The August 31, 2006 Assignment of the Patent.

2.6	The October 31, 2006 Separation Agreement between MedCom and CAT.

2.7	The October 31, 2006 Tax Sharing Agreement between MedCom and CAT.

2.8	The October 31, 2006 Administrative Services Agreement between MedCom and CAT.

In reaching our opinion we have relied upon statements and representations made to us by authorized representatives of MedCom and authorized representatives of CAT, consisting of those facts set forth in the Historical Background in paragraph 1 above.  We have further made such inquiries and investigations of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.  We have made no other independent factual investigation or inquiry.  Capitalized terms used and not otherwise defined in this letter will have the meanings ascribed to them in the underlying document or documents.

3.           Opinion.  Based upon our examination of the above documents and the facts set forth above, and subject to the assumptions, exceptions and qualifications set forth below, it is our opinion that:

3.1           The distribution by MedCom of approximately fifty-nine percent (59%) of the issued and outstanding shares of CAT common stock to MedCom’s shareholders of record as of December 15, 2006, does not meet the requirements of Section 355(a)(D) of the Internal Revenue Code of 1986, as amended, (the “Code”) for a non-taxable treatment by all parties to that distribution.

4.           Assumptions, Exceptions and Qualifications.

4.1           In rendering the opinions set forth above, we have, with your consent and without any independent investigation or inquiry, assumed:

4.1.1                      All documents and public filings thereof have been duly and validly authorized, executed, delivered and accepted by each party thereto.

4.1.2                      The genuineness of signatures not witnessed or that each of the above documents have been executed by the persons designated on the document to sign, the authenticity of any documents submitted as originals, and the conformity of all documents submitted to us only as copies to the original documents.

4.1.3                      The necessary legal capacity of all natural persons executing the documents.

4.1.4                      Each of the documents constitutes the binding and valid obligation of each party thereto and is enforceable against such parties in accordance with its terms.

4.1.5                      All parties to the documents have the requisite corporate or organizational power and authority to enter into the documents and to perform their obligations and be responsible for their liabilities thereunder.

4.1.6                    The documents accurately and completely describe and contain the parties’ mutual intent, understanding and business purposes, and there are no oral or written statements, agreements, understandings or negotiations, nor any usage of trade or course of prior dealing among the parties, that directly or indirectly modify, define, amend, supplement or vary, or purport to do so, any of the terms of the documents or any of the parties’ rights or obligations thereunder, by waiver or otherwise.

4.2           The opinions set forth above are subject to the following exceptions and qualifications:

4.2.1                      We do not purport to express any opinion concerning any law other than Federal tax law including, but not limited to, the Code, currently applicable United States Treasury Department Regulations promulgated or proposed under the Code; current published administrative positions of the Internal Revenue Service contained in Revenue Rulings, current published Revenue Procedures, and judicial decisions applicable thereto.

4.2.2                      The opinion in this letter is limited in all respects to Federal tax law now in effect, which is subject to change prospectively and retroactively, to the matters set forth herein and as of the date hereof, and we assume no obligation to revise or supplement these opinions should any such law be changed by legislative action, judicial decision or otherwise.  The undersigned do not undertake to make any continuing analyses of the facts or law.
4.2.3                      An opinion of counsel is predicated upon all of the facts and conditions set forth in the opinion and is based upon counsel’s analysis of the applicable law as described and limited above.  It is neither a guarantee of the current status of the law, nor should it be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

4.2.4                      This opinion of counsel is the opinion of the undersigned based solely upon the facts set forth above and the specific documents referred to herein.  We have relied on the presumption of regularity and continuity to the extent necessary to enable us to provide our opinion.  To the extent that any facts contained in said documents or in this opinion prove not to be true, it is entirely possible that the conclusion of this opinion might be different.

4.2.5                      The opinions expressed in this letter are being provided for MedCom’s benefit and the benefit of its successors and assigns in connection with the share distribution described herein, and may not be used or relied upon, nor may copies hereof be delivered to, any other person or entity without our express written consent, except for copies delivered as required by any applicable regulatory authority.

Very truly yours,

MOHR, HACKETT, PEDERSON,
BLAKLEY & RANDOLPH, P,C,

/s/ David M. Kozak

By David M. Kozak